Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 22, 2020, with respect to the combined financial statements of Quicken Loans Inc., EFB Holdings Inc., Lendesk Canada Holdings Inc., LMB HoldCo LLC, RCRA Holdings LLC, RockTech Canada Inc., Rock Central LLC, Rocket Homes Real Estate LLC, RockLoans Holdings LLC, Amrock Inc., Nexsys Technologies LLC, and Woodward Capital Management LLC, (each of which is a subsidiary of Rock Holdings Inc., collectively “Rocket Companies” or the “Company”) included in Amendment No. 2 to the Registration Statement (Form S-1, No. 333-239726) and related Prospectus of Rocket Companies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Detroit, Michigan

July 28, 2020